Exhibit 99

Schlumberger Announces First-Quarter 2022 Results and Dividend Increase

•	Revenue of $6.0 billion increased 14% year-on-year

•	GAAP EPS of $0.36 increased 71% year-on-year

•	EPS, excluding charges and credits, of $0.34 increased 62% year-on-year

•	Cash flow from operations was $131 million, reflecting the seasonal increase in working capital

•	Board approved a 40% increase in cash dividend to $0.175 per share

OSLO, April 22, 2022—Schlumberger Limited (NYSE: SLB) today reported financial results for the first-quarter 2022.

First-Quarter Results

			(Stated in millions, except per share amounts)
	Three Months Ended			Change
	Mar. 31, 2022	Dec. 31, 2021	Mar. 31, 2021	Sequential		Year-on-year
Revenue	$5,962	$6,225	$5,223	-4%		14%
Income before taxes - GAAP basis	$638	$755	$386	-16%		65%
Net income - GAAP basis	$510	$601	$299	-15%		70%
Diluted EPS - GAAP basis	$0.36	$0.42	$0.21	-14%		71%

Adjusted EBITDA*	$1,254	$1,381	$1,049	-9%		19%
Adjusted EBITDA margin*	21.0%	22.2%	20.1%	-115	bps	94	bps
Pretax segment operating income*	$894	$986	$664	-9%		35%
Pretax segment operating margin*	15.0%	15.8%	12.7%	-84	bps	229	bps
Net income, excluding charges & credits*	$488	$587	$299	-17%		63%
Diluted EPS, excluding charges & credits*	$0.34	$0.41	$0.21	-17%		62%

Revenue by Geography
International	$4,632	$4,898	$4,211	-5%		10%
North America	1,282	1,281	972	—		32%
Other	48	46	40	n/m		n/m

	$5,962	$6,225	$5,223	-4%		14%

*	These are non-GAAP financial measures. See sections titled “Charges & Credits”, “Divisions”, and “Supplemental Information” for details.

n/m = not meaningful

				(Stated in millions)
	Three Months Ended			Change
	Mar. 31, 2022	Dec. 31, 2021	Mar. 31, 2021	Sequential		Year-on-year
Revenue by Division
Digital & Integration	$857	$889	$772	-4%		11%
Reservoir Performance	1,210	1,287	1,002	-6%		21%
Well Construction	2,398	2,388	1,936	—		24%
Production Systems	1,604	1,765	1,590	-9%		1%
Other	(107)	(104)	(77)	n/m		n/m

	$5,962	$6,225	$5,223	-4%		14%

Pretax Operating Income by Division
Digital & Integration	$292	$335	$247	-13%		18%
Reservoir Performance	160	200	102	-20%		56%
Well Construction	388	368	210	5%		85%
Production Systems	114	159	138	-28%		-18%
Other	(60)	(76)	(33)	n/m		n/m

	$894	$986	$664	-9%		35%

Pretax Operating Margin by Division
Digital & Integration	34.0%	37.7%	32.0%	-372	bps	201	bps
Reservoir Performance	13.2%	15.5%	10.2%	-232	bps	299	bps
Well Construction	16.2%	15.4%	10.8%	77	bps	534	bps
Production Systems	7.1%	9.0%	8.7%	-192	bps	-159	bps
Other	n/m	n/m	n/m	n/m		n/m

	15.0%	15.8%	12.7%	-84	bps	229	bps

n/m = not meaningful

Schlumberger CEO Olivier Le Peuch commented, “Our first-quarter results set us firmly on the path to deliver full-year revenue growth in the mid-teens and another year with a significant increase in earnings. Compared to the same quarter last year, revenue grew 14%; EPS—excluding charges and credits—increased 62%; and pretax segment operating margin expanded 229 basis points (bps), led by Well Construction and Reservoir Performance. These results reflect the strength of our core services Divisions, the broad-based activity increase, and the continued realization of our improved operating leverage.

“The quarter also marked the tragic start of the conflict in Ukraine, which is of grave concern. Accordingly, we established local and global crisis management teams to respond to the crisis and its effect on employees, business, and our operations. In addition to ensuring that our operations are compliant with developing sanctions, we took the step in the quarter to suspend new investment and technology deployment to our Russia operations. We urge the cessation of hostilities and are hopeful that peace will return to Ukraine and the entire region.

Shifting Trends in the Energy Landscape

“Concurrently, a shift in focus is emerging in the energy landscape, exacerbating an already tightly supplied oil and gas market. The dislocation of supply flows from Russia will result in increased global investment across geographies and the entire energy value chain to ensure the diversification and security of the world’s energy supply.

“The confluence of elevated commodity prices, demand-led activity growth, and energy security are resulting in one of the strongest outlooks for the energy services industry in recent times—reinforcing the market fundamentals for a stronger and longer multiyear upcycle—absent a global economic setback.

“In this context, energy has never been more essential to the world. Schlumberger, which uniquely benefits from increasing E&P activity and digital transformation, provides the most comprehensive technology portfolio to help customers deliver diverse, cleaner, and more affordable energy.

First-Quarter Growth Led by Well Construction and Reservoir Performance

“Year-on-year revenue growth by Division was led by Well Construction and Reservoir Performance, our core services Divisions, both of which grew more than 20%—outperforming global rig count growth. Digital & Integration revenue grew 11%, while Production Systems revenue increased 1%. Our core services Divisions experienced double-digit revenue growth in drilling, evaluation, intervention, and stimulation services, both on land and offshore. In Digital & Integration, growth was driven by strong digital sales, increased exploration data license sales, and higher revenue from Asset Performance Solutions (APS) projects. In contrast, Production Systems growth was temporarily hampered by ongoing supply chain and logistics constraints, resulting in lower-than-expected product deliveries. However, we are confident that these constraints will gradually abate, enabling backlog conversion and accelerating revenue growth for Production Systems through the rest of 2022.

“On a geographical basis, revenue growth compared to the same quarter last year was broad-based, with international revenue increasing 10% and North America growing 32%. International growth was widespread across all areas, led by Latin America, due to higher drilling in Mexico, Ecuador, Argentina, and Brazil. Europe/CIS/Africa grew primarily from higher Production Systems sales in Turkey and increased exploration drilling in offshore Africa—particularly in Angola, Namibia, Gabon, and Kenya. These increases, however, were partially offset by revenue decline in Russia & Central Asia. Middle East & Asia revenue increased due to higher drilling, stimulation, and intervention activity in Qatar, Iraq, the United Arab Emirates, Egypt, Australia, and across Southeast Asia. In North America, growth was pervasive across drilling and completions activity, coupled with a strong contribution from our APS project in Canada.

“Year-on-year, first-quarter pretax segment operating income margin expanded due to improved operating leverage from higher activity, favorable offshore activity mix, greater technology adoption, and an improving global pricing environment, which continues to evolve favorably in Well Construction and Reservoir Performance. Digital & Integration margin expanded further, while Production Systems margin was impacted by supply chain constraints.

“Sequentially, the quarter’s revenue primarily reflects the typical seasonal activity decline in the Northern Hemisphere, with the decline in Europe/CIS/Africa more pronounced due to the depreciation of the ruble, as well as global supply chain constraints impacting Production Systems. In contrast, North America and Latin America revenue was essentially flat sequentially. By Division, Well Construction revenue was slightly higher than last quarter as strong drilling activity in North America, Latin America, and the Middle East more than offset the seasonal reductions in Europe/CIS/Africa and Asia. Reservoir Performance, Production Systems, and Digital & Integration were sequentially lower due to seasonal reductions in activity and sales.

“First-quarter cash from operations was $131 million, including a first-quarter build-up of working capital above the usual level, ahead of the anticipated growth for the year. We expect free cash flow generation to accelerate throughout the year, consistent with our historical trend and still expect double-digit free cash flow margin on a full-year basis.

“Moving forward, the outlook for the rest of the year—particularly in the second half—is shaping up very well with both short- and long-cycle investments accelerating. Notably, a number of FIDs for long-cycle development projects have been approved, new contracts were awarded, offshore exploration drilling is resuming, and several customers have announced a significant step-up in their spending plans for this year and over the next few years.

“Consequently, it is our view that increased activity—both on land and offshore—higher technology adoption, and pricing momentum will drive simultaneous growth internationally and in North America. This will result in a sequential seasonal rebound in the second quarter followed by significant growth in the second half of the year, particularly in the international market.

“With this backdrop and despite the uncertainty linked to Russia, we believe the current market dynamics should allow us to maintain our full-year ambitions of year-on-year revenue growth in the mid-teens and adjusted EBITDA margins exiting the year at least 200 basis points higher than the fourth quarter of 2021. Our positive outlook extends further into 2023 and beyond as we anticipate successive years of market growth. As demand continues to strengthen and new investments are committed to diversify energy supply, the duration and scale of this upcycle may potentially prove higher than originally anticipated, absent a setback in the economic recovery.

“Based on these strengthening fundamentals, we made the decision to initiate incremental return to shareholders with a 40% dividend increase. The trajectory of our cashflows affords us the flexibility to accelerate our return of capital program while continuing to deleverage the balance sheet and invest for long-term success.

“At this pivotal moment in energy for the world, Schlumberger is well positioned. Our advantaged market position, technology leadership, and execution differentiation are aligned for significant returns potential throughout the cycle.”

Other Events

On April 21, 2022, Schlumberger’s Board of Directors approved a 40% increase in the quarterly cash dividend from $0.125 per share of outstanding common stock to $0.175 per share, beginning with the dividend payable on July 14, 2022, to stockholders of record on June 1, 2022.

First-Quarter Revenue by Geographical Area

				(Stated in millions)
	Three Months Ended			Change
	Mar. 31, 2022	Dec. 31, 2021	Mar. 31, 2021	Sequential	Year-on-year
North America	$1,282	$1,281	$972	—	32%
Latin America	1,204	1,204	1,038	—	16%
Europe/CIS/Africa	1,404	1,587	1,256	-12%	12%
Middle East & Asia	2,024	2,107	1,917	-4%	6%
Eliminations & other	48	46	40	n/m	n/m

	$5,962	$6,225	$5,223	-4%	14%

International	$4,632	$4,898	$4,211	-5%	10%
North America	$1,282	$1,281	$972	—	32%

n/m = not meaningful

North America

North America revenue of $1.3 billion was essentially flat sequentially, as growth on land was offset by seasonally lower sales of exploration data licenses and production systems in the US Gulf of Mexico. Land revenue was driven by the ramp-up of drilling in US land and increased APS revenue in Canada.

Compared to the same quarter last year, North America revenue grew 32%. Growth was extensive across drilling and completions activity, coupled with a strong contribution from our APS project in Canada.

International

Revenue in Latin America of $1.2 billion was flat sequentially, as higher APS revenue in Ecuador and increased drilling activity in Mexico was offset by lower revenue in Guyana, Brazil, and Argentina due to reduced drilling, intervention, and completions activity as well as lower sales of production systems. Increased APS revenue in Ecuador was driven by the resumption of production following the pipeline disruptions in the previous quarter.

Year-on-year, revenue grew 16% due to higher drilling activity in Mexico, Ecuador, Argentina, and Brazil.

Europe/CIS/Africa revenue of $1.4 billion decreased 12% sequentially due to the seasonal activity reduction that impacted all Divisions and the depreciation of the ruble. The revenue decline was partially offset by higher revenue in Europe, particularly in Turkey, due to increased sales of production systems.

Year-on-year, revenue grew 12%, primarily from higher sales of production systems in Turkey and higher exploration drilling in offshore Africa, particularly in Angola, Namibia, Gabon, and Kenya. These increases, however, were partially offset by the revenue decline in the Russia & Central Asia region.

Revenue in the Middle East & Asia of $2.0 billion decreased 4% sequentially due to seasonally lower activity in China, Southeast Asia, and Australia, coupled with reduced sales of production systems in Saudi Arabia. This decline was partially offset by robust drilling activity in the rest of the Middle East, particularly in the United Arab Emirates.

Year-on-year, revenue increased 6% due to higher drilling, stimulation, and intervention activity on new projects in Qatar, Iraq, the United Arab Emirates, Egypt, and across Southeast Asia and Australia.

First-Quarter Results by Division

Digital & Integration

				(Stated in millions)
	Three Months Ended			Change
	Mar. 31, 2022	Dec. 31, 2021	Mar. 31, 2021	Sequential		Year-on-year
Revenue
International	$631	$624	$610	1%		3%
North America	225	263	161	-14%		40%
Other	1	2	1	n/m		n/m

	$857	$889	$772	-4%		11%

Pretax operating income	$292	$335	$247	-13%		18%
Pretax operating margin	34.0%	37.7%	32.0%	-372	bps	201	bps

n/m = not meaningful

Digital & Integration revenue of $857 million decreased 4% sequentially due to seasonally lower sales of digital and exploration data licenses, primarily in North America and Europe/CIS/Africa, following the usual year-end sales. This decline was partially offset by strong contribution from our APS projects in Ecuador with the resumption of production following the pipeline disruptions in the previous quarter.

Year-on-year, revenue increased 11% with growth in all areas driven by strong digital sales, increased exploration data license sales, and higher revenue from APS projects.

Digital & Integration pretax operating margin of 34% contracted 372 bps sequentially due to the effects of lower sales of digital and exploration data licenses that were partially offset by improved profitability from Ecuador APS projects.

Year-on-year, pretax operating margin expanded 201 bps with improvement across all areas due to increased profitability in digital, exploration data licenses, and APS projects, particularly in Canada.

Reservoir Performance

				(Stated in millions)
	Three Months Ended			Change
	Mar. 31, 2022	Dec. 31, 2021	Mar. 31, 2021	Sequential		Year-on-year
Revenue
International	$1,105	$1,194	$922	-7%		20%
North America	103	92	78	12%		31%
Other	2	1	2	n/m		n/m

	$1,210	$1,287	$1,002	-6%		21%

Pretax operating income	$160	$200	$102	-20%		56%
Pretax operating margin	13.2%	15.5%	10.2%	-232	bps	299	bps

n/m = not meaningful

Reservoir Performance revenue of $1.2 billion decreased 6% sequentially due to seasonal activity reductions, primarily in the Northern Hemisphere as well as reduced intervention and stimulation activity in Latin America. Revenue was also impacted by the depreciation of the ruble. The decline was partially offset by strong activity in North America and in the Middle East.

Year-on-year, double-digit revenue growth was broad across all regions, except for Russia & Central Asia. Double-digit growth was posted in evaluation, intervention, and stimulation services both on land and offshore, with more exploration-related activity during the quarter.

Reservoir Performance pretax operating margin of 13% contracted 232 bps sequentially due to reduced profitability from seasonally lower evaluation and stimulation activity, primarily in the Northern Hemisphere—partially offset by improved profitability in North America.

Year-on-year, pretax operating margin expanded 299 bps with profitability improving in evaluation and intervention activity across all regions, except for Russia & Central Asia.

Well Construction

				(Stated in millions)
	Three Months Ended			Change
	Mar. 31, 2022	Dec. 31, 2021	Mar. 31, 2021	Sequential		Year-on-year
Revenue
International	$1,865	$1,901	$1,577	-2%		18%
North America	485	441	310	10%		56%
Other	48	46	49	n/m		n/m

	$2,398	$2,388	$1,936	—		24%

Pretax operating income	$388	$368	$210	5%		85%
Pretax operating margin	16.2%	15.4%	10.8%	77	bps	534	bps

n/m = not meaningful

Well Construction revenue of $2.4 billion was slightly higher sequentially driven by increased integrated drilling activity and drilling fluids revenue, partially offset by reduced measurements and drilling equipment sales. Strong drilling activity in North America, Latin America, and the Middle East was partially offset by seasonal reductions in Europe/CIS/Africa and Asia, as well as the effects of the depreciation of the ruble.

Year-on-year, double-digit revenue growth was across all regions, except for Russia & Central Asia. Double-digit growth was recorded in drilling fluids, measurements, and in integrated drilling activity—both on land and offshore.

Well Construction pretax operating margin of 16% expanded 77 bps sequentially due to improved profitability in integrated drilling, impacting all areas, particularly in North America, Latin America, and the Middle East. This was partially offset by reduced margins in the Northern Hemisphere and Asia due to seasonality.

Year-on-year, pretax operating margin expanded 534 bps with profitability improving in integrated drilling, equipment sales, and measurements services across most regions.

Production Systems

				(Stated in millions)
	Three Months Ended			Change
	Mar. 31, 2022	Dec. 31, 2021	Mar. 31, 2021	Sequential		Year-on-year
Revenue
International	$1,127	$1,278	$1,161	-12%		-3%
North America	473	484	420	-2%		13%
Other	4	3	9	n/m		n/m

	$1,604	$1,765	$1,590	-9%		1%

Pretax operating income	$114	$159	$138	-28%		-18%
Pretax operating margin	7.1%	9.0%	8.7%	-192	bps	-159	bps

n/m = not meaningful

Production Systems revenue of $1.6 billion declined 9% sequentially due to lower sales of well production systems across all areas and reduced revenue from subsea projects. Revenue was temporarily impacted by supply chain and logistics constraints, resulting in lower-than-expected product deliveries.

Year-on-year, double-digit growth in North America and Europe & Africa was driven by new projects in contrast to reductions in Middle East & Asia and Latin America resulting from the end of projects and temporary supply chain constraints. As these constraints gradually abate, enabling backlog conversion, revenue growth for Production Systems will accelerate through the rest of 2022.

Production Systems pretax operating margin of 7% declined 192 bps sequentially and 159 bps year-on-year. The margin contraction was primarily due to reduced profitability in well production systems driven primarily by the impact of global supply chain and logistics constraints.

Quarterly Highlights

Investment in oil and gas production continues to grow as Schlumberger customers invest to provide reliable energy to meet increasing and evolving demand. Customers globally are announcing new projects and expanding existing developments, and Schlumberger is increasingly being selected for its performance in execution and innovative technology that enhances customer success. Selected awards this quarter include:

•

bp has awarded Schlumberger a three-year contract for comprehensive services on six rigs operating offshore Azerbaijan. The scope of the contract covers drilling and measurement, drilling fluids, cementing, bits, and mud logging—including operations on challenging high-pressure, deepwater gas wells in the Shah Deniz Field. Both companies collaborated closely to design the most efficient technical solutions, supported by innovative operating and commercial models, to achieve a step change in total cost of ownership for bp. The contract will commence in the second quarter of 2022.

•

Saudi Aramco has awarded Schlumberger a major contract award for integrated drilling and well construction services in a gas drilling project. The integrated project scope encompasses drilling rigs and technologies and services, including drill bits, measurement while drilling (MWD) and logging while drilling (LWD), drilling fluids, cementing, and completing wells. Schlumberger will leverage digital solutions to enhance integrated drilling performance, including the DrillOps* on-target well delivery solution, which uses data analysis, learning systems, and automation to execute a digital well plan, improving drilling efficiency, consistency, and performance.

•

Schlumberger was awarded contracts by BOE Exploration & Production LLC for multiple work scopes in the Gulf of Mexico. The awards include contracts for the supply of services and equipment for high-pressure, high-temperature (HPHT) drilling on the Shenandoah Phase I development project, as well as the supply of advanced completions valve technology—GeoGuard* high-performance deepwater safety valves—for the project. Shenandoah drilling will employ our capability and technology to help maximize value for development of the lower Tertiary formation, which comprises high-pressure reservoirs. Schlumberger will bring years of technical experience and leading HPHT technology to the project in collaboration with the operator. Drilling is slated to commence in 2022.

•

Schlumberger has contracts in place with ENI for well construction services covering infill development campaigns in North America, that are expected to commence in April 2022. The campaigns cover numerous onshore and offshore wells, including several deepwater wells where Schlumberger directional drilling and cementing services will be deployed. Key technology across ENI’s campaigns during the drilling phase will include the PowerDrive Xcel* and PowerDrive Orbit* rotary steerable systems to execute demanding 3D trajectories and high-angle wellbores, and Performance Live* digitally connected service to improve operational efficiency while reducing HSE risk and carbon footprint.

•

TotalEnergies has awarded Schlumberger an extensive contract for drilling, completions, and production services for its Tilenga onshore oil development in Uganda. The scope of the contract includes the provision of directional drilling services, upper completions, lower completions, artificial lift solutions, and wellheads for the Tilenga development, which comprises six fields with up to 426 wells, which will be developed across 31 wellpads.

•

In North Africa, Schlumberger was awarded a three-year contract, valued at more than USD 200 million, for exploration and production services. The contract scope includes wireline, coiled tubing, well testing, slickline, hydraulic fracturing, and stimulation services. Schlumberger will take a fit-for-basin approach to designing and deploying a combination of technologies and solutions across the region, which will support exploration success and improve production performance from existing assets.

•

Kuwait Oil Company (KOC) awarded Schlumberger a seven-year contract, for more than 400 installations of progressing cavity pump (PCP) equipment and services. The contract scope includes supply, installation, and commissioning of PCPs, which are ideally suited for increasing production from KOC’s mature, heavy oil assets. Under the contract, Schlumberger will also provide a single, comprehensive automation solution for the remote monitoring and maintenance of PCPs on existing wells while also enabling new wells to be easily added. This digital solution will enhance PCP performance and KOC operational efficiency on these assets. Work commenced in the second quarter of 2022.

Digital adoption across the industry continues to gather momentum, evolving how customers access and use their data, improving or creating new workflows, and using data to guide decisions that boost performance in the field. Customers are adopting our industry-leading digital platform and edge solutions in the field to solve new challenges and improve operational performance. Examples from the quarter include:

•

ConocoPhillips has awarded Schlumberger the deployment of its enterprise-wide, cloud-based DELFI* cognitive E&P environment. ConocoPhillips will use Schlumberger digital solutions enabled by the DELFI environment to bring its reservoir engineering modeling, data, and workflows to the cloud. Upon completion of the integration, ConocoPhillips reservoir engineers will have access to cloud-based, high-performance computing resources in the DELFI environment as well as Schlumberger’s reservoir engineering solutions—including the Petrel* E&P software platform’s Petrel Reservoir Engineering, INTERSECT* high-resolution reservoir simulator, and ECLIPSE* industry-reference reservoir simulator.

•

In Malaysia, PETRONAS has signed a Memorandum of Understanding (MOU) with Schlumberger to jointly explore opportunities in the areas of sustainability, digital, and Internet of Things (IoT) technologies, as well as research and development projects. Under the MOU, PETRONAS and Schlumberger will create key sustainability initiatives, such as the setup of a Carbon Capture and Storage (CCS) Centre of Excellence—which will comprise CO2 separation technologies, a competency development program, emissions management, and a cloud-based repository for carbon storage data. This collaboration aligns with PETRONAS’ efforts to establish Malaysia as a leading CCS solutions hub in the region. PETRONAS will leverage Schlumberger capabilities to develop reliable, safer, and ready-to-deploy technologies that reduce the carbon footprint in its upstream operations, while developing a capability framework and efficient data management. PETRONAS is taking deliberate steps to build a resilient and sustainable portfolio to support the transition towards low-to-zero carbon energy sources.

•

Schlumberger expanded its INNOVATION FACTORI network with the opening of a new center in Houston, Texas, the first INNOVATION FACTORI center in North America. Through INNOVATION FACTORI, customers can turn promising concepts into fully deployed, enterprise-scale AI and digital solutions that extract maximum value from data. Customers benefit from an agile approach by leveraging the DELFI cognitive E&P environment, which seamlessly integrates with Agora* edge AI and IoT solutions. Customers also have access to a powerful machine learning platform with unrivalled AI capabilities through Schlumberger’s partnership with Dataiku. Together with Dataiku, Schlumberger is enabling customers to leverage a single, centralized platform to design, deploy, govern, and manage AI and analytics applications—allowing everyday users to develop ‘low-code no-code’ AI solutions.

•

In Libya, Sirte Oil Company (SOC) began digitalizing operations with Agora edge Al and IoT solutions to increase production and electric submersible pump (ESP) reliability. Using secure satellite connectivity and solar power in the remote AI-Khair Field, SOC is now improving production and monitoring the first of multiple wells, with additional deployments slated for 2022. This first-of-a-kind implementation of a predictive ESP performance application in concert with Al-driven video analytics deployed via Agora solutions at the wellsite improves production, enhances site security, and can reduce required wellsite visits by more than 90%. SOC will remotely capture other information from analog gauges on subsequent wells using Al-powered digital vision and Agora solutions.

During the quarter, Schlumberger introduced several new technologies and received recognition for industry-advancing innovation. Customers are leveraging our Transition Technologies* and digital solutions to improve operational performance and reduce carbon footprint.

•

In the Eagle Ford Shale, Ensign Natural Resources was able to reduce new well capital expenditure and well pad emissions using Vx Spectra* surface multiphase flowmeters. Previously, Ensign was using a three-phase separator for production monitoring on every well. By deploying Vx Spectra flowmeters—which measure without the need to separate components of production—Ensign is now able to use a single test separator per pad and a Vx Spectra flowmeter for real-time monitoring of individual well performance. This reduced capex by decreasing the number of required separators, lowering well pad emissions by 75%.

•

The first worldwide 6-in Ora* intelligent wireline formation testing platform implementation was performed in Kuwait in January 2022, with a 3D-focused radial probe on a deep drilling rig at 16,100 ft, enabling the first- ever downhole sampling in the Jurassic tight gas reservoir. KOC’s implementation was a great opportunity to prove Schlumberger technology leadership, and the Ora platform enabled a fourfold increase in sampling efficiency in one of the most complex reservoirs in Kuwait. This operation reduced KOC’s carbon footprint using one of our Transition Technologies, and paves the way for further deployment to realize the environmental, social, and governance (ESG) vision of KOC.

•

Schlumberger technologies received several honors from the Offshore Technology Conference (OTC), the leading industry event dedicated to advancing scientific and technical knowledge for offshore resources and environmental matters. ReSOLVE iX* intelligent extreme wireline intervention service and Autonomous Directional Drilling have each won an OTC 2022 Spotlight on New Technology® Award, which recognizes companies that are revolutionizing the future of offshore energy through technological advancement and innovation. In addition, ProdOps* tuned production operations solution and the Optiq Seismic* fiber-optic borehole seismic solution each won an OTC Asia 2022 Spotlight on New Technology Award. These technologies are all being deployed by customers to improve operational performance.

The growth cycle continues to strengthen as customers increasingly invest to find and bring new supply to market. Well construction is a key part of that process, and Schlumberger continues to introduce technologies that not only drive well construction efficiency but provide deeper understanding of reservoirs, empowering customers to create more value. Drilling technology highlights during the quarter:

•

Schlumberger announced the introduction of the GeoSphere 360* 3D reservoir mapping-while-drilling service, which leverages advanced cloud and digital solutions to deliver real-time 3D profiling of reservoir objects. Using GeoSphere 360 3D service, customers can now place fewer, higher-quality wells with greater certainty and confidence, improving returns from complex reservoirs and reducing the carbon intensity of field development. Unlike conventional technologies, 3D reservoir mapping while drilling identifies fluid bodies and faults—at reservoir scale—which is unique in the industry.

In the North Sea, Equinor used the new Schlumberger GeoSphere 360 3D service to provide a complete 3D structural understanding of a key section of a well, which led to the delivery of nearly 100 m of extra net pay interval. Subsurface insight from GeoSphere 360 3D service informed Equinor’s high-angle well placement that optimized total hydrocarbon recovery. Geosteering support from the top of the reservoir to the main section of the horizontal interval resulted in Equinor electing to extend the well in the reservoir pay zone, improving project economics.

Our industry must advance sustainability in its operations, reducing environmental impact while contributing to the stability of global energy supply. Schlumberger continues to create and apply technology to both reduce emissions from customer operations and support clean energy generation around the world.

•

During the quarter, the company formally launched the Schlumberger End-to-end Emissions Solutions (SEES) business, which offers a comprehensive set of services and cutting-edge technologies designed to give operators a robust and scalable solution for measuring, monitoring, reporting, and—ultimately— eliminating methane and routine flare emissions from their operations. Methane and flare emissions currently account for more than 60% of operators’ direct—or Scope 1 and 2—greenhouse gas (GHG) emissions. SEES delivers a holistic approach to enable operators to develop a successful methane emissions elimination strategy. The approach enables customers to plan, measure, and act using the industry’s first methane emissions digital platform, accessible in the DELFI environment, providing a comprehensive and differentiated path for operators to achieve their decarbonization objectives.

•

In Germany, Schlumberger performed a successful stimulation on a horizontal geothermal well for the Ruhr Universität Bochum, creating a model for rejuvenating geothermal wells across Germany and beyond, while meeting the highest environmental standards. Previous types of treatments were unsuccessful in this complex, high-temperature reservoir. Kinetix* reservoir-centric stimulation-to-production software was used to plan a treatment delivered with the BroadBand Precision* integrated completion service—including a customized formulation of the ThermaFRAC* shear-tolerant high-temperature fracturing fluid. This solution supported project permitting within the Bavarian Environment Agency, Bayerisches Landesamt für Umwelt (LfU Bayern), and Mining Office South Bavaria (Bergamt Südbayern) through compliance with Germany’s strict environmental requirements. This process can be used to renew productivity of geothermal wells around the world.

•

Veitur Utilities PLC has made a direct award to Schlumberger for three high-temperature electric submersible REDA* pumps (ESP) for installation in geothermal water wells situated in and around Reykjavik, Iceland. This award is the result of a previous Schlumberger installation in 2020 of a REDA pump to replace a lineshaft pump (LSP) in Veitur’s district heating wells. The Schlumberger ESP can operate in higher temperature environments, increased depths, and higher deviation from vertical than LSPs, which are typical in geothermal applications. The REDA pump produces higher flow rates without the need for additional cooling, reducing energy consumption while meeting increasing demand for heating in the district heating network.

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In New Zealand, Ballance Agri-Nutrients Ltd. has awarded Schlumberger a contract to use the Symmetry* process software platform to create a digital twin of the Kapuni ammonia-urea plant and use custom thermodynamic simulation to increase plant output. The thermodynamics engine of the Symmetry platform, coupled with bespoke urea modeling tools, will enable Ballance to combine this plant with a renewable energy farm that will not only produce green ammonia and urea for agriculture, but will also supply green hydrogen for transportation fuel.

FINANCIAL TABLES

Condensed Consolidated Statement of Income

	(Stated in millions, except per share amounts)
	Three Months
Periods Ended March 31,	2022	2021
Revenue	$5,962	$5,223
Interest and other income (1)	50	19
Expenses
Cost of revenue	5,013	4,504
Research & engineering	141	135
General & administrative	97	81
Interest	123	136

Income before taxes (1)	$638	$386
Tax expense (1)	118	74

Net income (1)	$520	$312
Net income attributable to noncontrolling interest	10	13

Net income attributable to Schlumberger (1)	$510	$299

Diluted earnings per share of Schlumberger (1)	$0.36	$0.21

Average shares outstanding	1,412	1,398
Average shares outstanding assuming dilution	1,434	1,419

Depreciation & amortization included in expenses (2)	$533	$532

(1)	See section entitled “Charges & Credits” for details.
(2)	Includes depreciation of property, plant, and equipment and amortization of intangible assets, multiclient seismic data costs, and APS investments.

Condensed Consolidated Balance Sheet

		(Stated in millions)
	Mar. 31, 2022	Dec. 31, 2021
Assets
Current Assets
Cash and short-term investments	$2,649	$3,139
Receivables	5,713	5,315
Inventories	3,719	3,272
Other current assets	1,172	928

	13,253	12,654
Investment in affiliated companies	1,955	2,044
Fixed assets	6,354	6,429
Goodwill	12,978	12,990
Intangible assets	3,158	3,211
Other assets	4,269	4,183

	$41,967	$41,511

Liabilities and Equity
Current Liabilities
Accounts payable and accrued liabilities	$8,638	$8,382
Estimated liability for taxes on income	940	879
Short-term borrowings and current portion of long-term debt	923	909
Dividends payable	195	189

	10,696	10,359
Long-term debt	13,163	13,286
Postretirement benefits	232	231
Other liabilities	2,237	2,349

	26,328	26,225
Equity	15,639	15,286

	$41,967	$41,511

Liquidity

		(Stated in millions)
Components of Liquidity	Mar. 31, 2022	Dec. 31, 2021	Mar. 31, 2021
Cash and short-term investments	$2,649	$3,139	$2,910
Short-term borrowings and current portion of long-term debt	(923)	(909)	(749)
Long-term debt	(13,163)	(13,286)	(15,834)

Net Debt (1)	$(11,437)	$(11,056)	$(13,673)

Details of changes in liquidity follow:

Periods Ended March 31,	Three Months 2022	Three Months 2021
Net income	$520	$312
Charges and credits, net of tax (2)	(22)	—

	498	312
Depreciation and amortization (3)	533	532
Stock-based compensation expense	89	84
Change in working capital	(948)	(455)
Other	(41)	(44)

Cash flow from operations (4)	131	429

Capital expenditures	(304)	(178)
APS investments	(168)	(85)
Multiclient seismic data capitalized	(40)	(7)

Free cash flow (5)	(381)	159

Dividends paid	(175)	(174)
Proceeds from employee stock plans	71	62
Business acquisitions and investments, net of cash acquired plus debt assumed	—	(13)
Proceeds from sale of Liberty shares	84	—
Other	(105)	(61)

Change in net debt before impact of changes in foreign exchange rates	(506)	(27)
Impact of changes in foreign exchange rates on net debt	125	234

Decrease (increase) in Net Debt	(381)	207
Net Debt, beginning of period	(11,056)	(13,880)

Net Debt, end of period	$(11,437)	$(13,673)

(1)

“Net Debt” represents gross debt less cash and short-term investments. Management believes that Net Debt provides useful information regarding the level of Schlumberger’s indebtedness by reflecting cash and investments that could be used to repay debt. Net Debt is a non-GAAP financial measure that should be considered in addition to, not as a substitute for or superior to, total debt.

(2)	See section entitled “Charges & Credits” for details.
(3)	Includes depreciation of property, plant and equipment and amortization of intangible assets, multiclient seismic data costs, and APS investments.
(4)	Includes severance payments of $22 million and $112 million during the three months March 31, 2022, and 2021, respectively.
(5)

“Free cash flow” represents cash flow from operations less capital expenditures, APS investments, and multiclient seismic data costs capitalized. Management believes that free cash flow is an important liquidity measure for the company and that it is useful to investors and management as a measure of Schlumberger’s ability to generate cash. Once business needs and obligations are met, this cash can be used to reinvest in the company for future growth or to return to shareholders through dividend payments or share repurchases. Free cash flow does not represent the residual cash flow available for discretionary expenditures. Free cash flow is a non-GAAP financial measure that should be considered in addition to, not as a substitute for or superior to, cash flow from operations.

Charges & Credits

In addition to financial results determined in accordance with US generally accepted accounting principles (GAAP), this first-quarter 2022 earnings release also includes non-GAAP financial measures (as defined under the SEC’s Regulation G). In addition to the non-GAAP financial measures discussed under “Liquidity”, net income, excluding charges & credits, as well as measures derived from it (including diluted EPS, excluding charges & credits; Schlumberger net income, excluding charges & credits; effective tax rate, excluding charges & credits; and adjusted EBITDA) are non-GAAP financial measures. Management believes that the exclusion of charges & credits from these financial measures enables it to evaluate more effectively Schlumberger’s operations period over period and to identify operating trends that could otherwise be masked by the excluded items. These measures are also used by management as performance measures in determining certain incentive compensation. The foregoing non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP. The following is a reconciliation of certain of these non-GAAP measures to the comparable GAAP measures. For a reconciliation of adjusted EBITDA to the comparable GAAP measure, please refer to the section titled “Supplemental Information” (Question 9).

	(Stated in millions, except per share amounts)
	First Quarter 2022
	Pretax	Tax	Noncont. Interests	Net	Diluted EPS
Schlumberger net income (GAAP basis)	$638	$118	$10	$510	$0.36
Gain on sale of Liberty shares (1)	(26)	(4)	—	(22)	(0.02)

Schlumberger net income, excluding charges & credits	$612	$114	$10	$488	$0.34

	Fourth Quarter 2021
	Pretax	Tax	Noncont. Interests	Net	Diluted EPS
Schlumberger net income (GAAP basis)	$755	$144	$10	$601	$0.42
Gain on sale of Liberty shares	(28)	(4)	—	(24)	(0.02)
Early repayment of bonds	10	—	—	10	0.01

Schlumberger net income, excluding charges & credits	$737	$140	$10	$587	$0.41

There were no charges or credits during the first quarter of 2021.

(1)	Classified in Interest & other income in the Condensed Consolidated Statement of Income (Loss).

Divisions

	(Stated in millions)
	Three Months Ended
	Mar. 31, 2022		Dec. 31, 2021		Mar. 31, 2021
	Revenue	Income Before Taxes	Revenue	Income Before Taxes	Revenue	Income Before Taxes
Digital & Integration	$857	$292	$889	$335	$772	$247
Reservoir Performance	1,210	160	1,287	200	1,002	102
Well Construction	2,398	388	2,388	368	1,936	210
Production Systems	1,604	114	1,765	159	1,590	138
Eliminations & other	(107)	(60)	(104)	(76)	(77)	(33)

Pretax segment operating income		894		986		664
Corporate & other		(164)		(140)		(150)
Interest income(1)		2		14		4
Interest expense(1)		(120)		(123)		(132)
Charges & credits(2)		26		18		—

	$5,962	$638	$6,225	$755	$5,223	$386

(1)	Excludes amounts, which are included in the segments’ results.
(2)	See section entitled “Charges & Credits” for details.

Supplementary Information

Frequently Asked Questions

1)	What is the capital investment guidance for the full-year 2022?

Capital investment (comprised of capex, multiclient, and APS investments) for the full-year 2022 is expected to be between $1.9 and $2.0 billion. Capital investment in 2021 was $1.7 billion.

2)	What were cash flow from operations and free cash flow for the first quarter of 2022?

Cash flow from operations for the first quarter of 2022 was $131 million and free cash flow was negative $381 million, resulting from the typical first-quarter build-up of working capital ahead of the anticipated growth for the year.

3)	What was included in “Interest and other income” for the first quarter of 2022?

“Interest and other income” for the first quarter of 2022 was $50 million. This consisted of a gain on the sale of 7.2 million shares of Liberty Oilfield Services (Liberty) of $26 million (refer to Question 11), interest income of $14 million, and earnings of equity method investments of $10 million.

4)	How did interest income and interest expense change during the first quarter of 2022?

Interest income of $14 million for the first quarter of 2022 decreased $1 million sequentially. Interest expense of $123 million decreased $4 million sequentially.

5)	What is the difference between Schlumberger’s consolidated income before taxes and pretax segment operating income?

The difference consists of corporate items, charges and credits, and interest income and interest expense not allocated to the segments as well as stock-based compensation expense, amortization expense associated with certain intangible assets, certain centrally managed initiatives, and other nonoperating items.

6)	What was the effective tax rate (ETR) for the first quarter of 2022?

The ETR for the first quarter of 2022, calculated in accordance with GAAP, was 18.4% as compared to 19.1% for the fourth quarter of 2021. Excluding charges and credits, the ETR for the first quarter of 2022 was 18.6% as compared to 19.0% for the fourth quarter of 2021.

7)	How many shares of common stock were outstanding as of March 31, 2022, and how did this change from the end of the previous quarter?

There were 1.413 billion shares of common stock outstanding as of March 31, 2022, and 1.403 billion shares as of December 31, 2021.

(Stated in millions)
Shares outstanding at December 31, 2021	1,403
Shares issued under employee stock purchase plan	2
Vesting of restricted stock	8

Shares outstanding at March 31, 2022	1,413

8)

What was the weighted average number of shares outstanding during the first quarter of 2022 and fourth quarter of 2021? How does this reconcile to the average number of shares outstanding, assuming dilution, used in the calculation of diluted earnings per share?

The weighted average number of shares outstanding was 1.412 billion during the first quarter of 2022 and 1.403 billion during the fourth quarter of 2021. The following is a reconciliation of the weighted average shares outstanding to the average number of shares outstanding, assuming dilution, used in the calculation of diluted earnings per share.

	(Stated in millions)
	First Quarter 2022	Fourth Quarter 2021
Weighted average shares outstanding	1,412	1,403
Unvested restricted stock	22	27

Average shares outstanding, assuming dilution	1,434	1,430

9)	What was Schlumberger’s adjusted EBITDA in the first quarter of 2022, the fourth quarter of 2021, and the first quarter of 2021?

Schlumberger’s adjusted EBITDA was $1.254 billion in the first quarter of 2022, $1.381 billion in the fourth quarter of 2021, and $1.049 billion in the first quarter of 2021, and was calculated as follows:

	(Stated in millions)
	First Quarter 2022	Fourth Quarter 2021	First Quarter 2021
Net income attributable to Schlumberger	$510	$601	$299
Net income attributable to noncontrolling interests	10	10	13
Tax expense	118	144	74

Income before taxes	$638	$755	$386
Charges & credits	(26)	(18)	—
Depreciation and amortization	533	532	532
Interest expense	123	127	136
Interest income	(14)	(15)	(5)

Adjusted EBITDA	$1,254	$1,381	$1,049

Adjusted EBITDA represents income before taxes, excluding charges & credits, depreciation and amortization, interest expense, and interest income. Management believes that adjusted EBITDA is an important profitability measure for Schlumberger and that it allows investors and management to more efficiently evaluate Schlumberger’s operations period over period and to identify operating trends that could otherwise be masked. Adjusted EBITDA is also used by management as a performance measure in determining certain incentive compensation. Adjusted EBITDA should be considered in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP.

10)	What were the components of depreciation and amortization expense for the first quarter of 2022, the fourth quarter of 2021, and the first quarter of 2021?

The components of depreciation and amortization expense for the first quarter of 2022, the fourth quarter of 2021, and the first quarter of 2021 were as follows:

	(Stated in millions)
	First Quarter 2022	Fourth Quarter 2021	First Quarter 2021
Depreciation of fixed assets	$338	$345	$355
Amortization of intangible assets	75	76	75
Amortization of APS investments	83	71	76
Amortization of multiclient seismic data costs capitalized	37	40	26

	$533	$532	$532

11)	What were the components of the pretax credit of $26 million recorded during the first quarter of 2022 related to?

During the first quarter of 2022, Schlumberger sold 7.2 million of its shares in Liberty and received proceeds of $84 million. As a result of the transaction, Schlumberger recognized a gain of $26 million. This gain is reflected in Interest and other income in the Condensed Consolidated Statement of Income. As of March 31, 2022, Schlumberger had a 27% equity interest in Liberty.

About Schlumberger

Schlumberger (SLB: NYSE) is a technology company that partners with customers to access energy. Our people, representing over 160 nationalities, are providing leading digital solutions and deploying innovative technologies to enable performance and sustainability for the global energy industry. With expertise in more than 120 countries, we collaborate to create technology that unlocks access to energy for the benefit of all.

Find out more at www.slb.com

*	Mark of Schlumberger or a Schlumberger company. Other company, product, and service names are the properties of their respective owners.

Conference Call Information

Schlumberger will hold a conference call to discuss the earnings press release and business outlook on Friday, April 22, 2022. The call is scheduled to begin at 9:30 a.m. US Eastern Time. To access the call, which is open to the public, please contact the conference call operator at +1 (844) 721-7241 within North America, or +1 (409) 207-6955 outside North America, approximately 10 minutes prior to the call’s scheduled start time, and provide the access code 8858313. At the conclusion of the conference call, an audio replay will be available until May 22, 2022 by dialing +1 (866) 207-1041 within North America, or +1 (402) 970-0847 outside North America, and providing the access code 9031593. The conference call will be webcast simultaneously at www.slb.com/irwebcast on a listen-only basis. A replay of the webcast will also be available at the same website until May 22, 2022.

Investor Relations Contacts:

Ndubuisi Maduemezia – Vice President of Investor Relations, Schlumberger Limited

Joy V. Domingo – Director of Investor Relations, Schlumberger Limited

Office +1 (713) 375-3535

investor-relations@slb.com

Media Contacts:

Josh Byerly, Vice President of Communications, Schlumberger Limited

Giles Powell, Director of Communications, Schlumberger Limited

Office +44 7385 402312

communication@slb.com

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This first-quarter 2022 earnings press release, as well as other statements we make, contain “forward-looking statements” within the meaning of the federal securities laws, which include any statements that are not historical facts. Such statements often contain words such as “expect,” “may,” “can,” “believe,” “predict,” “plan,” “potential,” “projected,” “projections,” “precursor,” “forecast,” “estimate,” “intend,” “anticipate,” “ambition,” “goal,” “target,” “think,” “should,” “could,” “would,” “will,” “see,” “likely,” and other similar words. Forward-looking statements address matters that are, to varying degrees, uncertain, such as statements about our financial and performance targets and other forecasts or expectations regarding, or dependent on, our business outlook; growth for Schlumberger as a whole and for each of its Divisions (and for specified business lines, geographic areas, or technologies within each Division); oil and natural gas demand and production growth; oil and natural gas prices; forecasts or expectations regarding energy transition and global climate change; improvements in operating procedures and technology; capital expenditures by Schlumberger and the oil and gas industry; our business strategies, including digital and “fit for basin,” as well as the strategies of our customers; our effective tax rate; our APS projects, joint ventures, and other alliances; our response to the COVID-19 pandemic and our preparedness for other widespread health emergencies; the impact of the ongoing conflict in Ukraine on global energy supply; access to raw materials; future global economic and geopolitical conditions; future liquidity; and future results of operations, such as margin levels. These statements are subject to risks and uncertainties, including, but not limited to, changing global economic and geopolitical conditions; changes in exploration and production spending by our customers, and changes in the level of oil and natural gas exploration and development; the results of operations and financial condition of our customers and suppliers; the inability to achieve its financial and performance targets and other forecasts and expectations; the inability to achieve our net-zero carbon emissions goals or interim emissions reduction goals; general economic, geopolitical, and business conditions in key regions of the world; the ongoing conflict in Ukraine; foreign currency risk; pricing pressure; inflation; weather and seasonal factors; unfavorable effects of health pandemics; availability and cost of raw materials; operational modifications, delays, or cancellations; challenges in our supply chain; production declines; the extent of future charges; the inability to recognize efficiencies and other intended benefits from our business strategies and initiatives, such as digital or Schlumberger New Energy; as well as our cost reduction strategies; changes in government regulations and regulatory requirements, including those related to offshore oil and gas exploration, radioactive sources, explosives, chemicals, and climate-related initiatives; the inability of technology to meet new challenges in exploration; the competitiveness of alternative energy sources or product substitutes; and other risks and uncertainties detailed in this press release and our most recent Forms 10-K, 10-Q, and 8-K filed with or furnished to the Securities and Exchange Commission. If one or more of these or other risks or uncertainties materialize (or the consequences of any such development changes), or should our underlying assumptions prove incorrect, actual results or outcomes may vary materially from those reflected in our forward-looking statements. Forward-looking and other statements in this press release regarding our environmental, social, and other sustainability plans and goals are not an indication that these statements are necessarily material to investors or required to be disclosed in our filings with the SEC. In addition, historical, current, and forward-looking environmental, social, and sustainability-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future. Statements in this press release are made as of the date of this release, and Schlumberger disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events, or otherwise.

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